MDU Resources Announces Second Quarter Earnings and Increases Guidance

BISMARCK, ND - July 24, 2003 - MDU Resources Group, Inc. (NYSE:MDU) announced financial results for the three months ended June 30, 2003, showing consolidated earnings of $43.3 million, compared to $24.7 million for the same period last year. Earnings per common share, diluted, totaled 58 cents, compared to 35 cents per common share, diluted, for the second quarter of 2002.

Earnings for the six months ended June 30, 2003, totaled $63.2 million or 85 cents per common share, diluted. Earnings for the first six months of 2002 totaled $48.2 million or 68 cents per common share, diluted. However, 2003 earnings reflect a $7.6 million after-tax noncash transition charge to earnings reflecting the cumulative effect of the change in accounting for asset retirement obligations as required by the adoption of Statement of Financial Accounting Standards No. 143. In addition, 2002 earnings included the effects of a compromise agreement that resulted in a $16.6 million after-tax gain. Excluding the 2003 $7.6 million accounting charge and the 2002 $16.6 million compromise agreement, 2003 earnings would have totaled $70.8 million versus $31.6 million for the first six months of 2002.

Due to the continued strength of natural gas and oil commodity prices and its recent construction materials acquisition, the company is increasing its 2003 earnings per share guidance. Earnings per common share, diluted, before the cumulative effect of the accounting change discussed above, are now projected to be in the range of $2.20 to $2.45. Including the cumulative effect of the $7.6 million after-tax accounting change, earnings per common share, diluted, for 2003 are expected to be in the range of $2.10 to $2.35.

"I am pleased to announce that our earnings per share are up 66 percent for this quarter compared to the second quarter of 2002," said Martin A. White, chairman of the board, president and chief executive officer of MDU Resources. "Energy prices have been strong, and our construction materials company is having an even better year than 2002, which was a record year," White said. "Even though the economy has been challenged to recover this year and some businesses are still seeing the negative effects, our companies are doing quite well. We provide the goods and services that are essential to our country's infrastructure, which is the foundation of all businesses and a strong economy."

                  QUARTERLY PERFORMANCE SUMMARY

Natural Gas and Oil Production
Earnings at the natural gas and oil production segment were $17.9 million, compared to $9.3 million in the second quarter of 2002. The increase was the result of realized natural gas prices that were 35 percent higher and realized oil prices that were 14 percent higher than the same period last year. In addition, the company's combined natural gas and oil production increased 14 percent, primarily from enhanced natural gas production in the Rocky Mountain area. These price and production gains were somewhat offset by higher depreciation, depletion and amortization expense, partly due to increased production.

Construction Materials and Mining
Earnings for the second quarter of 2003 at this segment totaled $12.8 million, compared to $10.9 million for the same period last year. Higher aggregate, cement, and ready-mixed concrete volumes, together with increased construction activity contributed to the earnings gain. A large harbor-deepening project in southern California continues to positively affect earnings. Higher asphalt oil and fuel costs and lower asphalt volumes, along with higher depreciation due in part to larger volumes produced, partially offset the increases. Existing operations were largely responsible for the earnings increase, with operations acquired since the second quarter of 2002 also adding to the earnings gain. This segment's current backlog is $497 million, compared to $317 million last year at this time.

Independent Power Production and Other
Earnings at independent power production and other were $5.5 million for the quarter, compared to a loss of $1.9 million for the same period last year. Domestic power production in Colorado and California contributed the majority of the earnings. The Brazilian operations also made a significant contribution to earnings. There were no power production facilities operational in the second quarter of 2002; therefore, the loss reported last year was the result of expenses related to start-up operations.

Utility Services
Earnings from the company's utility services segment were $1.5 million for the second quarter of 2003, compared to earnings of $.8 million for the same period in 2002. Earnings improved due to the absence in 2003 of a write-off of receivables associated with a telecommunications company in the second quarter of 2002, as well as lower selling, general and administrative expenses. Partially offsetting the increases were lower margins, reflecting the continuing effects of the soft economy and the downturn in the telecommunications market.

Electric
Electric segment earnings for the three months ended June 30, 2003, totaled $1.8 million compared to 2002 earnings of $1.7 million for the same period. Improved wholesale electric prices combined with higher retail volumes were offset by increased operation and maintenance expenses and lower wholesale electric volumes, primarily related to planned maintenance outages at two generating stations.

Natural Gas Distribution
The natural gas distribution segment experienced a normal seasonal loss this quarter. The loss of $1.3 million in 2003 compared to a loss of $.8 million in the same period of 2002. Retail sales decreased due to weather that was 31 percent warmer than the same period last year. The effects of the warmer weather, combined with higher operation and maintenance expenses, were partially offset by rate relief approved by various public service commissions.

Pipeline and Energy Services
Pipeline and energy services segment earnings totaled $5.1 million for the second quarter of 2003 compared to $4.7 million in the second quarter of 2002. This segment reported a 12 percent increase in gathering volumes, mainly from increased gathering in the Powder River Basin. Transportation volumes decreased, primarily the result of lower volumes to storage; however, transportation revenues improved due to an increase in firm services.

Corporate News
The company's construction materials subsidiary completed the acquisition of a large privately held construction materials and services company serving East Central Texas. The company supplies and places ready-mixed concrete, asphalt, crushed stone and sand and gravel for highways, subdivisions and a variety of other projects in 27 central Texas counties. In 2002, the acquired company had annual revenues of about $87 million. The acquisition is expected to be accretive to earnings per share.

The Federal Energy Regulatory Commission (FERC) has issued a certificate of public convenience and necessity for the 253-mile Grasslands Pipeline project and construction has begun on a new compressor station and an addition to an existing station. Pipeline construction is expected to begin later this summer. The pipeline has an estimated in-service date of November 1, 2003, and will have the capacity to deliver 80 million cubic feet of natural gas per day on a firm basis. The pipeline will relieve some of the pipeline capacity constraints out of the Rocky Mountain region and will allow the company's natural gas production in Wyoming and Montana better access to Midwestern markets.

A new 40-megawatt, natural gas-fueled combustion turbine near Glendive, Montana, became operational in late May. The new plant will help the utility provide peak period electrical energy to customers on its integrated system in North Dakota, South Dakota and Montana. In addition, the added capacity will allow the company to meet its peak load obligation with the regional power pool.

The company will host a webcast on July 24, 2003, beginning at 12:00 noon CDT to discuss second quarter results and 2003 earnings guidance. The event can be accessed at www.mdu.com. The online replay will be available beginning at 3:00 p.m. CDT on July 24. An audio replay is also available beginning at 3:00 p.m. CDT on July 24 through July 31, 2003. The dial in number for the audio replay is (888) 203-1112; confirmation code 210994.

                             OUTLOOK

The following information highlights the key growth strategies, projections and certain assumptions for the company and its subsidiaries over the next few years and other matters for each of the company's businesses. Many of these highlighted points are "forward-looking statements." There is no assurance that the company's projections, including estimates for growth and increases in revenues and earnings, will in fact be achieved. Please refer to assumptions contained in this section as well as the various important factors listed at the end of this document under the heading "Risk Factors and Cautionary Statements that May Affect Future Results." Changes in such assumptions and factors could cause actual future results to differ materially from the company's targeted growth, revenue and earnings projections.

MDU Resources Group, Inc.
- 2003 earnings per common share, diluted, before the cumulative effect of the change in accounting for asset retirement obligations as required by the adoption of Statement of Financial Accounting Standards No. 143, are projected in the range of $2.20 to $2.45. Including the $7.6 million after-tax cumulative effect of the accounting change, 2003 earnings per common share, diluted, are projected to be in the range of $2.10 to $2.35.
- The company expects the percentage of 2003 earnings per common share, diluted, after the cumulative effect of an accounting change by quarter to be in the following approximate ranges:
       -  Third Quarter - 35 percent to 40 percent
       -  Fourth Quarter - 22 percent to 27 percent
- The company will consider issuing equity from time to time to keep debt at the nonregulated businesses at no more than 40 percent of total capitalization.
- The company anticipates investing approximately $525 million in capital expenditures during 2003, excluding potential future acquisitions of businesses.
- The company's long-term compound annual growth goals on earnings per share from operations are in the range of 6 percent to 9 percent.

Electric
- In May 2003, an electric rate case was filed with the North Dakota Public Service Commission requesting an increase of $7.8 million annually, or 9.1 percent. The filing included an interim request of $2.4 million effective July 1, 2003, related to the recovery of costs for the 40-megawatt peaking unit brought into operation in late May. The Commission had not acted on the interim request as of mid-July. A final order on this case is expected in January 2004.
- Regulatory approval has been received from the North Dakota Public Service Commission and the South Dakota Public Utilities Commission on the company's plans to purchase energy from a 20-megawatt wind energy farm in North Dakota. This wind energy farm is expected to be on line by late 2003 or early 2004.
- The company expects to build an additional 80-megawatts of peaking capacity by 2007. The costs of these projects are expected to be recovered in rates and will be used to meet the utility's need for additional generating capacity.
- The company is working with the state of North Dakota to determine the feasibility of constructing a 250-megawatt to 500-megawatt lignite-fired power plant in western North Dakota. The next preliminary decision on this matter is expected in late 2003.

Natural Gas Distribution
- Annual natural gas throughput for 2003 is expected to be approximately 52 million decatherms.
- In December 2002, a natural gas rate case was filed with the South Dakota Public Utilities Commission requesting an increase of $2.2 million annually, or 5.8 percent. A final order is expected in late 2003. The last rate case filed in South Dakota was filed in the mid-1990s. A natural gas rate case was filed in October 2002 with the Minnesota Public Utilities Commission. The requested increase is $1.6 million annually, or 6.9 percent above current rates. An interim increase was implemented in December 2002 for $1.4 million annually. A settlement calling for an annual increase of $1.1 million is now pending Commission action. A final order is due by October 2003. The last rate case filed in Minnesota was filed in the mid-1980s.

Utility Services
- 2003 revenues for this segment are expected to be in the range of $425 million to $475 million.
- During 2002, a number of factors affected earnings, including the write-off of certain receivables and restructuring of the engineering function which amounts totaled approximately
  $5.2 million after-tax.
- The company anticipates margins in 2003 to decrease slightly from 2002 levels.
- This segment's work backlog as of June 30, 2003, was approximately $150 million.

Pipeline and Energy Services
- In 2003, natural gas throughput from this segment, including both transportation and gathering, is expected to increase slightly over the 2002 record levels.
- Pipeline construction is expected to begin later this summer on the 253-mile Grasslands Pipeline project. The estimated in-service date is November 1, 2003.

Natural Gas and Oil Production
- In 2003, this segment expects a combined natural gas and oil production increase of approximately 15 percent over 2002 record levels.
- This segment expects to drill more than 400 wells in 2003.
- Estimates for natural gas prices in the Rocky Mountain region for August through December 2003, reflected in the company's 2003 earnings guidance, are in the range of $3.00 to $3.50 per Mcf. The company's estimates for natural gas prices on the NYMEX for August through December 2003, reflected in the company's 2003 earnings guidance, are in the range of $4.25 to $4.75 per Mcf. During 2002, more than half of this segment's natural gas production was priced using Rocky Mountain or other non-NYMEX prices.
- Estimates of NYMEX crude oil prices for July through December 2003, reflected in the company's 2003 earnings guidance, are in the range of $22 to $27 per barrel.
- The company has hedged a portion of its 2003 production primarily using collars that establish both a floor and a cap. The company has entered into agreements representing approximately 45 percent to 50 percent of 2003 estimated annual natural gas production. The agreements are at various indices and range from a low CIG index of $2.94 to a high Ventura index of $4.76 per Mcf. CIG is an index pricing point related to Colorado Interstate Gas Co.'s system and Ventura is an index pricing point related to Northern Natural Gas Co.'s system.
- The company has hedged a portion of its 2003 oil production.
  The company has entered into agreements at NYMEX prices with floors of $24.50 and caps as high as $28.12, representing approximately 30 percent to 35 percent of 2003 estimated annual oil production.
- The company has begun hedging a portion of its 2004 estimated annual natural gas production. The company has entered into agreements representing approximately 10 percent to 15 percent of 2004 estimated annual natural gas production. The agreements are at various indices and range from a low CIG index of $3.75 to a high NYMEX index of $5.20 per Mcf.

Construction Materials and Mining
- Excluding the effects of potential future acquisitions, aggregate and ready-mixed concrete volumes are expected to increase over record levels achieved in 2002, while asphalt volumes are expected to be comparable to 2002 levels.
- Revenues for this segment in 2003 are expected to increase by approximately 10 percent as compared to 2002 record levels.
- As of mid-July 2003, this segment had $497 million in work backlog.

Independent Power Production and Other
- 2003 earnings projections for independent power and other include the estimated results from the wind-powered electric generation facility in California, the natural gas-fired generating facilities in Colorado, and the company's 49-percent ownership in a 220-megawatt natural gas-fired generation project in Brazil. Earnings are expected to be in the range of $9 million to $14 million in 2003.
- The company had previously suspended construction of a 113-megawatt coal-fired development project except for those items of a critical nature. The company is in the process of accessing markets previously unavailable to this project. Construction is planned to resume in the near future to the extent access to such markets has been secured.

Use of Non-GAAP Financial Measure
Where noted in the press release, the company, in addition to presenting its earnings information in conformity with Generally Accepted Accounting Principles (GAAP), has provided non-GAAP earnings data that reflect adjustments to exclude a 2002 $16.6 million after-tax gain arising from a compromise agreement. The company believes that this non-GAAP financial measure is useful to investors because the item excluded is not indicative of the company's continuing operating results. Also, the company's management uses this non-GAAP financial measure as an indicator for planning and forecasting future periods. The presentation of this additional information is not meant to be considered a substitute for financial measures prepared in accordance with GAAP.

Risk Factors and Cautionary Statements that May Affect Future Results The information in this release includes certain forward-looking statements, including earnings per share guidance and statements by the chairman of the board, president and chief executive officer of MDU Resources, within the meaning of Section 21E of the Securities Exchange Act of 1934. Although the company believes that its expectations are based on reasonable assumptions, actual results may differ materially. Following are important factors that could cause actual results or outcomes for the company to differ materially from those discussed in forward-looking statements.

  - The recent events leading to the current adverse economic environment may have a general negative impact on the company's future revenues and may result in a goodwill impairment for Innovatum, Inc., an indirect wholly owned subsidiary of the company.
  - The company's natural gas and oil production business is dependent on factors including commodity prices, which cannot be predicted or controlled.
  - Some of the company's operations are subject to extensive environmental laws and regulations that may increase its costs of operations, impact or limit its business plans, or expose the company to environmental liabilities. One of the company's subsidiaries has been sued in connection with its coalbed natural gas development activities.
  - The company is subject to extensive government regulations that may have a negative impact on its business and its results of operations.
  -  The company relies on financing sources and capital markets.
     The company's inability to access financing may impair its ability to execute business plans, make capital expenditures or pursue acquisitions that it may otherwise rely on for future growth.
  - There are risks involved with the growth strategies of the company's independent power production business. If the company is unable to access markets previously unavailable to a proposed 113-megawatt coal-fired electric generation station, it may not complete construction or commence operations of that facility. If it is not economically feasible for the company to construct and operate this facility or if alternative markets cannot be identified, an asset impairment may occur.
  - The value of the company's investment in foreign operations may diminish due to political, regulatory and economic conditions and changes in currency exchange rates in countries where the company does business.
  - Competition is increasing in all of the company's businesses.
  - Weather conditions can adversely affect the company's operations and revenues.
  - Other important factors that could cause actual results or outcomes for the company to differ materially from those discussed in forward-looking statements include:
     -  Acquisition and disposal of assets or facilities
     -  Changes in operation and construction of plant facilities
     -  Changes in present or prospective generation
     -  Changes in anticipated tourism levels
     - The availability of economic expansion or development opportunities
     -  Population growth rates and demographic patterns
     -  Market demand for energy from plants or facilities
     -  Changes in tax rates or policies
     -  Unanticipated project delays or changes in project costs
     - Unanticipated changes in operating expenses or capital expenditures
     -  Labor negotiations or disputes
     -  Inflation rates
     - Inability of the various counterparties to meet their contractual obligations
     - Changes in accounting principles and/or the application of such principles to the company
     -  Changes in technology and legal proceedings
     - The ability to effectively integrate the operations of acquired companies

For a further discussion of these risk factors and cautionary statements, refer to the company's most recent Form 10-Q at Item
2 - Management's Discussion and Analysis of Financial Condition and Results of Operations - Risk Factors and Cautionary
Statements that May Affect Future Results.

MDU Resources Group, Inc. provides energy, value-added natural resource products and related services that are essential to our country's energy, transportation and communication infrastructure. MDU Resources includes natural gas and oil production, construction materials and mining, a natural gas pipeline, electric and natural gas utilities, utility services, energy services and domestic and international independent power production. For more information about MDU Resources, see the company's Web site at www.mdu.com or contact the investor relations department at investor@mduresources.com.

                         * * * * * * * *

Contacts:
Warren L. Robinson - Executive Vice President, Treasurer and
Chief Financial Officer
(701) 222-7991 or

Cathi Christopherson - Vice President, Corporate Communications
(701) 222-7959
MDU Resources Group, Inc.


                                     Three Months Ended       Six Months Ended
                                          June 30,                June 30,
                                      2003        2002        2003        2002
                                          (In millions, where applicable)
                                                  (Unaudited)
Consolidated Statements of Income

Operating revenues:
  Electric                       $     38.1  $     36.3  $     83.7  $     76.4
  Natural gas distribution             42.4        34.1       153.4       105.9
  Utility services                    108.9       116.3       212.6       224.6
  Pipeline and energy services         56.2        44.5       117.3        86.2
  Natural gas and oil production       64.7        43.8       133.7       106.2
  Construction materials and mining   264.1       229.6       384.9       322.9
  Independent power production
    and other                          11.0          .9        18.1         1.7
  Intersegment eliminations           (37.2)      (25.3)      (87.7)      (61.7)
                                      548.2       480.2     1,016.0       862.2

Operating expenses:
  Fuel and purchased power             13.3        13.1        28.7        27.1
  Purchased natural gas sold           27.6        19.8       103.7        55.5
  Operation and maintenance           366.3       342.4       625.9       577.9
  Depreciation, depletion and
    amortization                       46.9        37.8        91.0        73.9
  Taxes, other than income             19.4        15.9        39.1        30.8
                                      473.5       429.0       888.4       765.2
Operating income:
  Electric                              5.1         5.0        15.0        12.8
  Natural gas distribution             (1.8)       (1.1)        5.5         6.2
  Utility services                      3.1         2.0         5.8         5.1
  Pipeline and energy services          9.4         9.6        18.5        15.7
  Natural gas and oil
    production                         30.3        15.6        62.9        50.4
  Construction materials and
    mining                             22.9        20.9        13.0         7.9
  Independent power production
    and other                           5.7         (.8)        6.9        (1.1)
                                       74.7        51.2       127.6        97.0
Other income - net                      4.9         1.2         8.7         4.8
Interest expense                       12.8        11.0        25.7        21.5
Income before income taxes             66.8        41.4       110.6        80.3
Income taxes                           23.3        16.5        39.4        31.7
Income before cumulative
  effect of accounting change          43.5        24.9        71.2        48.6
Cumulative effect of accounting
  change                                ---         ---        (7.6)        ---
Net income                             43.5        24.9        63.6        48.6
Dividends on preferred stocks            .2          .2          .4          .4

Earnings on common stock:
  Electric                              1.8         1.7         6.6         5.2
  Natural gas distribution             (1.3)        (.8)        2.9         3.7
  Utility services                      1.5          .8         2.6         2.2
  Pipeline and energy services          5.1         4.7         9.4         7.5
  Natural gas and oil production       17.9         9.3        29.5        30.4
  Construction materials and
    mining                             12.8        10.9         5.4         1.1
  Independent power production
    and other                           5.5        (1.9)        6.8        (1.9)
                                 $     43.3  $     24.7  $     63.2  $     48.2

Earnings per common share - basic:
  Earnings before cumulative
    effect of accounting change $ .59 $ .35 $ .96 $ .69 Cumulative effect of accounting
    change                              ---         ---        (.10)        ---
  Earnings per common share -
    basic                        $      .59  $      .35  $      .86  $      .69

Earnings per common share -
  diluted:
  Earnings before cumulative
    effect of accounting change  $      .58  $      .35  $      .95  $      .68
  Cumulative effect of accounting
    change                              ---         ---        (.10)        ---
  Earnings per common share -
    diluted                      $      .58  $      .35  $      .85  $      .68

Dividends per common share       $      .24  $      .23  $      .48  $      .46
Weighted average common shares
  outstanding:
    Basic                              73.7        70.5        73.6        70.0
    Diluted                            74.4        71.0        74.2        70.5

Pro forma amounts assuming
  retroactive application of
  accounting change:
  Net income                     $     43.5  $     24.3  $     71.2  $     47.4
  Earnings per common share -
    basic                        $      .59  $      .34  $      .96  $      .67
  Earnings per common share -
    diluted                      $      .58  $      .34  $      .95  $      .67

Operating Statistics
Electric (thousand kWh):
  Retail sales                      529,722     500,887   1,129,837   1,059,715
  Sales for resale                  122,926     199,792     374,317     426,389

Natural gas distribution (Mdk):
  Sales                               5,335       6,534      22,805      23,086
  Transportation                      2,964       2,733       6,047       6,374

Pipeline and energy services (Mdk):
  Transportation                     26,040      28,714      46,979      47,103
  Gathering                          18,684      16,702      37,535      33,629

Natural gas and oil production:
  Natural gas (MMcf)                 13,258      10,949      26,897      22,352
  Oil (000's of barrels)                453         502         927         983
  Average realized natural
    gas price                    $     3.97  $     2.93  $     4.01  $     2.57
  Average realized oil price     $    26.52  $    23.20  $    27.79  $    21.60

Construction materials and
  mining (000's):
  Aggregates (tons)                   9,592       8,869      14,619      12,445
  Asphalt (tons)                      1,701       1,820       1,863       1,987
  Ready-mixed concrete
    (cubic yards)                       912         793       1,427       1,194

Independent power production
  and other:*
  Net generation capacity - kW      279,600         ---     279,600         ---
  Electricity produced and sold
    (thousand kWh)                   89,694         ---     138,594         ---

Other Financial Data**
Book value per common share                              $    17.68  $    16.30
Dividend yield (indicated
  annual rate)                                                  2.9%        3.5%
Price/earnings ratio***                                        15.0x       14.4x
Market value as a percent of
  book value                                                  189.4%      161.3%
Return on average common equity***                             13.0%       11.5%
Fixed charges coverage,
  including preferred dividends***                              4.9x        4.5x
Total assets                                             $  3,137.7  $  2,774.8
Total equity                                             $  1,327.6  $  1,179.5
Net long-term debt                                       $    938.6  $    834.9
Capitalization ratios:
  Common equity                                                  58%         58%
  Preferred stocks                                                1           1
  Long-term debt                                                 41          41
                                                                100%        100%


  *Reflects domestic independent power production operations acquired in November 2002 and January 2003
 **Reported on a year-to-date basis only
***Represents 12 months ended